Exhibit 99.1 For Immediate Release

Media General, Inc. Announces First Quarter 2015 Results

RICHMOND, VA, May 7, 2015 – Media General, Inc. (“Media General” or the “Company”; NYSE: MEG), one of the nation’s largest connected-screen media companies, today reported results for the first quarter that ended March 31, 2015.

Commenting on the Company’s results, President and Chief Executive Officer Vincent L. Sadusky, said: “We launched the new year as a newly merged company delivering record first quarter results. On a comparable basis to the prior year, despite the absence of political and Olympic advertising, net revenues increased 3% to $297 million and Adjusted EBITDA grew by 7% to $72 million. We continue to make progress on our integration and synergy efforts, add depth to our leadership team and execute on a number of strategic initiatives in order to drive shareholder value creation.”

Explanation of GAAP Results

The Company completed its merger with LIN Media on December 19, 2014. As a result, its first quarter 2014 GAAP financial results do not include LIN Media’s results, nor do they reflect the operating results of any acquired stations for the period prior to their acquisition, but do include the results of divested stations prior to their divestiture.

For informational purposes, the Company has provided Supplemental Combined Company Financial Information on the Investor Relations page of its website, intended to show the historical financial results of LIN Media and Media General on a combined basis. These combined financial results include the results of LIN Media and stations located in Tampa and Colorado Springs that were acquired in connection with the LIN Media merger and a station in Harrisburg that was acquired in September 2014, but exclude the results of stations divested in connection with the merger and the anticipated merger-related synergies. The combined financial results reflect an estimate of the impact as though the loss of the Company’s CBS affiliation in Indianapolis had occurred on January 1, 2014; the station converted to a CW affiliation on January 1, 2015. The Supplemental Combined Company Financial Information does not purport to be indicative of the financial results that would have been achieved had the LIN Media combination transaction occurred as of the beginning of the periods presented, nor is it indicative of the results that may occur in the future.

Summary of Results for the First Quarter 2015 based on GAAP Financial Information

•	Net revenues increased 106% to $297 million, compared to $144 million in the prior year.

•	Digital revenues increased 514% to $30 million, compared to the prior year.

•	Operating income was $21 million, compared to $19 million in the prior year.

•	Adjusted EBITDA increased 87% to $72 million, compared to Adjusted EBITDA of $38 million in the prior year.

•	The Company recognized pretax gains of $3.1 million for relocating stations to new spectrum in Lansing and Austin.

•	Net loss per diluted share was $0.06, compared to net earnings per diluted share of $0.06 in the prior year.

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Total debt outstanding (including capital leases) as of March 31, 2015, net of cash, was $2.33 billion, compared to $2.37 billion as of December 31, 2014. Unrestricted cash and cash equivalent balances as of March 31, 2015 were $58 million, compared to $44 million as of December 31, 2014. Additionally, there is $120 million in restricted cash from the sale of WJAR-TV with a qualified intermediary for use in a possible acquisition transaction.

Supplemental Combined Company Financial Information for First Quarter 2015

•	Net revenues increased 3% to $297 million in the first quarter, compared to the prior year.

•	Local revenues, which include net local advertising revenues and retransmission consent fees, increased 10% to $207 million in the first quarter, compared to the prior year.

•	Net national revenues decreased 4% to $49 million in the first quarter, compared to the prior year, due to the absence of the Winter Olympics revenue.

•	Adjusted EBITDA increased 7% to $72 million in the first quarter, compared to the prior year.

Recent Operational Highlights

•	The Company’s television stations rank number one or number two in local news in 61% of their markets, which is an increase of 17%, compared to the same ratings period in the prior year.’’[1]

•	The Company reached 103 million U.S. Unique Visitors or more than 40% of the total U.S. Internet Audience.[2]

•	The Company’s television stations earned several regional Edward R. Murrow Awards, as well as many other local and regional awards, that recognize their commitment to delivering superior journalism.

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The Company’s digital business, LIN Digital, unveiled its custom, original digital content and connected-screen media solutions to the nation’s top agencies and brands at the 2015 Digital Content NewFronts in New York City.

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The Company announced an agreement with FOX Television Stations to broadcast BiteSizeTV's entertainment news and variety show, Hollywood Today Live. Hollywood Today Live will premier September 14, 2015 on FOX Television Stations and Media General stations in several markets, including New York, Los Angeles, Chicago and San Francisco.

Key Balance Sheet and Cash Flow Items

The Company had an outstanding revolving credit facility balance of $150 million that was undrawn, with $147 million of availability as of March 31, 2015. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 5.30x as of March 31, 2015. Other components of cash flow in the first quarter of 2015 included cash debt repayment of nearly $36 million and capital expenditures of $7.2 million.

Business Outlook

On a Supplemental Combined Company basis, the Company expects that net revenues for the second quarter of 2015 will increase in the range of 1% to 4% (or $3 million to $12 million), as compared to net revenues of $318 million in the second quarter of 2014, primarily as a result of higher pay-TV subscriber fees.

1 Nielsen February 2015 ratings report; average rank of Media General’s NBC/CBS/ABC/FOX television stations for Morning, Evening and Late News with Adults 25-54. All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release.

2 comScore March 2015 Media Metrix Key Measures; including Media General [P], Federated Media Publishing [P] and LIN Digital Media [E].

The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales-related expenses, will increase in the range of 8% to 9% (or $17 million to $19 million) in the second quarter of 2015, as compared to reported expenses on a Supplemental Combined Company basis of $201 million in the second quarter of 2014. Excluding programming fees, the Company expects direct operating and selling, general and administrative expenses to be flat.

The Company’s current outlook for revenues, expenses and cash flow items for the second quarter of 2015, excluding special items, are anticipated to be in the following ranges:

$ millions	Second Quarter of 2015
Net broadcast revenues	$282 to $287
Net digital revenues	$39 to $43
Total net revenues	$321 to $330
Direct operating and selling, general and administrative expenses	$218 to $220
Amortization of program rights	$12 to $13
Cash payments for programming	$12 to $13
Corporate and other expenses	$14 to $15
Corporate non-cash share-based compensation expense	$3 to $4
Depreciation and amortization of intangibles	$39 to $41
Cash capital expenditures	$13 to $15
Cash interest expense	$29
Principal amortization of term loans and finance lease obligations	$1
Cash taxes	$2

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its first quarter 2015 results today, May 7, 2015, at 9:00 AM Eastern Time. To participate in the call, please dial 1-888-438-5535 for U.S. callers and 1-719-325-2432 for international callers. The call-in pass code is 5806717. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s website, www.mediageneral.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.mediageneral.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through May 21, 2015.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted (“Adjusted EBITDA”), Free Cash Flow (“FCF”) and the financial measures reflected in the Combined Company Financial Information should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. Moreover, the historical Combined Company Financial Information reflects financial results for historical periods for the businesses of Media General Lin Media and Young, which are currently owned by the Company, that investors, lenders, rating agencies and financial analysts may wish to compare the current financial results of the Company. As a result, these non-GAAP measures can provide certain additional insight about the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its businesses. The Company makes available on its website reconciliations of BCF, Adjusted EBITDA and FCF to its operating income, a GAAP reporting measure and reconciliation of financial measures reflected in the combined financial information to comparable GAAP financial measures. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.mediageneral.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, changes in direct operating, selling, general and administrative expenses; changes in net broadcast, digital, barter and other revenues; changes in direct operating, selling, general and administrative, station and corporate non-cash share-based compensation, amortization of program rights and corporate and other expenses; and cash payments for programming; depreciation and amortization of intangibles; cash capital expenditures; cash interest expense and principal amortization; and cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the impact of the business combinations with LIN Media and Young and the ability to integrate such entities; volatility of advertising revenue; restrictions on the Company’s operations as a result of its indebtedness; the ability to renew retransmission consent agreements; changes in government regulations and the ability to obtain necessary consents; changes in or terminations of network affiliation agreements; competition; changes in audience share or ratings; and the potential influence of certain shareholders, including Standard General L.P. and its affiliates; and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.mediageneral.com, or at www.sec.gov), which are incorporated in this release by reference. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About Media General

Media General is one of the nation's largest connected-screen media companies that operates or services 71 television stations in 48 markets, along with the industry's leading digital media business. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and 46% of the U.S. Internet audience.

Media General has one of the industry's largest and most diverse digital media businesses that includes LIN Mobile, Federated Media, HYFN, Dedicated Media and BiteSizeTV, all under the LIN Digital banner. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.

Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.

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Media General Contact

Courtney Guertin

Director of Marketing and Communications

401-457-9501

cguertin@mediageneral.com